Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 23rd day of December, 2023, by and between, Zoomcar India Private Limited, an Indian limited company having its registered office at Ground Floor, Enzyme Tech Park, #4 Building, Domlur Service Road, 13, HAL, Old Airport Road, Domlur 1st Stage, ISRO Colony Bengaluru, Karnataka 560071 (the “Company”), and Geiv Dubash (the “Employee”).

The Company and the Employee are hereinafter individually referred to as a “Party” and collectively as “Parties”, as the context may require.

WHEREAS:

A.	The Company’s parent, Zoomcar, Inc., and the Employee entered into an employment agreement dated August 6, 2021 (the “Prior Agreement”).

B.	On October 13, 2022, the Company’s parent, Zoomcar, Inc., entered into an Agreement and Plan of Merger and Reorganization (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement,” and the transactions contemplated thereby, the “Business Combination”) with Innovative International Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company (together with its successors, including following the Domestication (as defined below), “IOAC,” which upon consummation of the Business Combination, if any, shall be renamed “Zoomcar Holdings, Inc.”), Innovative International Merger Sub Inc., a Delaware corporation (“Merger Sub”) and Greg Moran, in the capacity as the representative of the Zoomcar, Inc. stockholders thereunder.

C.	Pursuant to the Merger Agreement, (i) prior to the closing of the Business Combination (the “Closing”), IOAC will deregister out of the Cayman Islands and register by way of continuation into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”) and (ii) at the Closing, and following the Domestication, Merger Sub will merge with and into Zoomcar, Inc. (the “Merger”), with Zoomcar, Inc. continuing as the surviving entity and wholly-owned subsidiary of IOAC.

D.	The Company desires to continue to employ the Employee, and the Employee desires to accept continued employment with the Company, on the terms and conditions set forth in this Agreement, subject to, and contingent upon, the Closing.

E.	This Agreement shall terminate and be of no force or effect upon termination of the Merger Agreement in accordance with the terms thereof, and upon the termination of this Agreement as a result of the termination of the Merger Agreement, no Party shall have any further obligations or liability under this Agreement.

F.	In the course of employment with the Company, the Employee will have access to certain Confidential Information (as defined below) that relates to or will relate to the business of the Company and will be introduced to important business contacts, and therefore, the Employee has agreed to be bound by certain covenants or provisions contained herein.

NOW, THEREFORE, in consideration for the premises, mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged), the Parties hereby agree as follows, effective upon the Closing (the date of the Closing, the “Effective Date”):

1.  Employment. The Company shall employ the Employee as its Chief Financial Officer and the Employee hereby agrees to serve the Company in such capacity until termination of this Agreement by either Party in terms of this Agreement (the “Employment Term”). Employee also agrees to serve as Chief Financial Officer of Zoomcar Holdings, Inc. (“Holdings”), without any additional compensation.

2.  Duties. The Employee shall during his/her Employment Term under this Agreement:

(a)  Perform the duties and exercise the powers which the board of directors of Holdings (the “Board”) may from time to time assign to him/her in connection with the business and operations of Holdings, the Company, and their subsidiaries (“Company Group”);

(b)  Use his/her best efforts to promote, develop and extend the business of the Company Group and at all times and in all respects, conform and comply with the directions and regulations of the Board and the Company Group;

(c)  Observe the policies, procedures and practices set forth from time to time by the Company Group and shall consider it a primary responsibility to implement and/or observe said policies, procedures and practices in a manner consistent with the best interests of the Company Group; and

(d)  Not engage in any other business for his/her own account or be employed by any other person, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person without the prior written approval of the Board.

3.  Place of Work. The Employee will be based in Mumbai, India (the “Principal Place of Employment”), but may be relocated to other locations either at Bangalore or elsewhere in India, based on mutual agreement between the Parties. Employee’s duties may include travel to various parts of India, often at short notice.

4.  Compensation. Employee’s annual salary and other compensation from the Effective Date shall be as set forth on Annexure A hereto. The salary and compensation are subject to being reviewed and modified annually by the Company. The Company shall be entitled to withhold from Employee’s monthly salary, (a) any payments due from the Employee pursuant to the provisions of this Agreement, (b) any amounts required to be withheld by any applicable taxing or other authority, or (c) any amounts loaned to the Employee by the Company.

5.  Vacations. The Employee shall, in addition to the usual public holidays as per relevant law of the Principal Place of Employment, be entitled to a total of thirty (30) days of vacation in each calendar year to be taken at a time reasonably convenient to the Company.

6.  Policies and Practices. The Employee agrees to abide by all the Company Group rules, regulations, instructions, policies, practices, and procedures which the Company Group may amend from time to time and to indemnify the Company Group for any loss suffered as a consequence of a breach by the Employee of the Company Group rules, regulations, instructions, policies, practices and procedures.

7.  Termination.

(a)  The Company may terminate Employee’s employment with or without cause, as the case may be, under the following conditions:

(i)    With Cause. The Company may, immediately and without notice and without severance pay, terminate Employee from employment with “Cause”. “Cause” shall mean the Employee is personally involved in (1) the commission of a crime involving moral turpitude, theft, fraud or deceit; (2) any act or omission done willfully with the intent to harm the Company Group, that has an adverse effect on the Company Group’s reputation or business prospects; (3) substantial or continued unwillingness to perform duties as reasonably directed by the Board; (4) gross negligence or deliberate misconduct; (5) violation of the Company Group’s policies regarding insider trading, as in effect from time to time; or (6) any breach of terms and conditions of this Agreement, which has not been rectified within thirty (30) days from the date of receipt of a notice to that effect from the Company. Employee acknowledges that he/she has continuing obligations under this Agreement including, but not limited to Section 8, in the event that he/she is terminated with Cause.

(ii)  Without Cause. In the event that Employee’s employment is terminated without Cause, Employee will be given not less than three (3) month prior written notice of such termination. In such case, the Employee will be paid three (3) month’s severances pay based on Employee’s last drawn salary. However, in the event of an acquisition where the Agreement is terminated by the acquiring company within one (1) year of the acquisition, the Employee will be eligible for six (6) months severances pay based on Employee’s last drawn salary. Employee acknowledges Employee’s continuing obligations under this Agreement including, but not limited to Section 8, in the event that Employee is terminated without Cause.

(b)  The Employee may terminate his/her employment by giving not less than three (3) months prior written notice of his/her intention to terminate, provided, however, that the Company may decide to end his/her employment at any time during such three (3) months’ notice period. The Employee acknowledges his/her continuing obligations under this Agreement including, but not limited to Section 8, in the event that the Employee terminates his/her employment with the Company.

(c)  If, as of the date that the Employee’s employment terminates for any reason, the Employee is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), the Employee shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date the Employee’s employment terminates. The Employee agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

8.  Protective Covenants.

(a)  The Employee hereby covenants and agrees that during the Employment Term and until twelve (12) months after the termination or expiration of the Employment Term, the Employee shall not, directly or indirectly: (i) contact or solicit or direct any third person to solicit any customers or business associates of the Company Group, any past customers or business associates of the Company Group who conducted business with the Company Group during the Employment Term, or any prospective customers or business associates of the Company Group which were actively being solicited by the Company Group; or (ii) solicit, hire or contract with any employees of the Company Group or any past employees of the Company Group who were employed by the Company Group during the Employment Term.

(b)  The Employee covenants and agrees that during the Employee’s employment or any time after the termination of such employment, the Employee shall not directly or indirectly, reveal or disclose to third parties any and all information concerning or related to the Company Group’s business or affairs, which is considered confidential by the Company Group and which is not, at the time in question, lawfully in the public domain (“Confidential Information”), except as required by compulsory legal process or as authorized by the Company Group or as otherwise necessary for the Employee to perform his/her duties as an employee of the Company Group. Notwithstanding the above, the Employee agrees that “Confidential Information” includes but is not limited to:

(i)    any information of a technical nature such as, but not limited to, methods, know- how, formulae, compositions, processes, discoveries, machines, inventions, research, drawings, design tolerances, materials used, performance data, compilations of information including electronic data compilations, service techniques, service documentation, manufacturing techniques, computer systems, computer architectures and computer software;

(ii)  any information of a business nature such as, but not limited to, information about cost, purchasing, profits, markets, sales, suppliers, supplier lists, customers, customer contacts and customer lists, pricing, sales volume or strategy, marketing plans, the number, names, telephone numbers, addresses, locations, job duties or compensation of Company Group sales representatives and employees, product plans, marketing or delivery methods and techniques and financial data;

(iii)  any information pertaining to plans or future developments such as, but not limited to, mergers, acquisitions, divestitures, new facilities, closing operations, research and development or marketing or merchandising initiatives; or

(iv) any information furnished to the Company Group on a confidential basis by customers, suppliers, business partners or members of strategic alliances, including, but not limited to, information concerning their business affairs, property, technology, methods of operation, trade secrets or other data.

The Company shall have no obligation to specifically identify any information as to which the protection of this Section 8(b) extends by any notice or other action, and the Employee agrees that all information relating to the business of the Company Group shall be deemed Confidential Information.

(c)  “Confidential Information” shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Company Group; (ii) becomes publicly known and made generally available after disclosure by the Company Group to the Employee without any breach by the Employee of his/her obligations hereunder; (iii) is already in the possession of the Employee at the time of disclosure by the Company Group; (iv) is obtained by the Employee from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the Employee without use of or reference to the Company’s Confidential Information.

(d)  Employee acknowledges and understands that nothing in this Agreement limits or prohibits Employee from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state, or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company Group, and discussing the terms and conditions of Employee’s service relationship with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding the foregoing, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies.

(e)  Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the U.S. Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(f)   The Employee further agrees and undertakes:

(i) To promptly disclose in writing to the Company all inventions, discoveries, developments, improvements, works of authorship, and innovations (collectively and individually referred to herein as “Inventions”) whether patentable or not, which are conceived or made by the Employee, either alone or jointly with others, during the period of employment with the Company, whether or not made or conceived during working hours which: (A) relate in any manner to the existing or contemplated business or research activities of the Company Group; (B) are suggested by or result from the Employee’s work at the Company; or (C) result from the use of the Company Group’s time, materials, technology or facilities; and that all such Inventions shall be the exclusive property of the Company Group.

(ii) To execute assignments, at the Company’s request and expense, to any such Inventions and execute, acknowledge, and deliver such other documents and take such further action as may be considered necessary by the Company Group at any time during or subsequent to the Employee’s period of employment with the Company to obtain and defend patents in any and all countries or to vest title in such Inventions in the Company Group or its successors and assigns. The Employee agrees to keep and maintain adequate and current written records of all Inventions made by the Employee (solely or jointly with others) during the terms of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company Group at all times.

(iii) To assist the Company Group, or its designee, at the Company’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, the title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Employee further agrees that the Employee’s obligation to execute or cause to be executed, when it is in the power of the Employee to do so, any such instrument or papers shall continue after the expiration or termination of the Employee’s employment with the Company. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure his/her signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(g)  During and after the Employment Term, the Employee shall not remove from the Company Group’s premises any documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, whether prepared by him/her or others, except as his/her duty shall require, and in such cases, the Employee will promptly return such items to the Company Group. Upon termination of his/her employment with the Company, the Employee shall deliver promptly to the Company all documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, which are the property of the Company Group or which relate in any way to the business, products, practices or techniques of the Company Group, and all other property, trade secrets, Confidential Information of the Company Group, which in any of these cases are in his/her possession or under his/her control.

(h)  The covenants contained in this Section 8 shall be construed as a series of separate and severable covenants. The Employee and the Company agree that if in any proceeding, any court or tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law. Each Party acknowledges and agrees that the services to be rendered by the Employee to the Company hereunder are of a special and unique character. Each Party shall have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(i) The Employee shall devote all of his/her professional and business time, attention and energies to his/her duties and responsibilities as provided hereunder. During the Employment Period, the Employee shall not hold any other executive, managerial or directorial positions or responsibilities in any entity other than the Company Group without the prior written approval of the Company. The Employee acknowledges that his/her primary duties are to the Company Group.

(j) In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to the Company entering into this Agreement, and as an inducement to the Company to do so, the Employee hereby represents, warrants, and covenants as follows:

(i) The Employee has executed and delivered this Agreement as his/her free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him/her, and that the duties and obligations imposed on him/her hereunder are fair and reasonable and will not prevent him/her from earning a comparable livelihood following the termination of his/her employment with the Company.

(ii) The Employee has read and fully understood the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he/she so chooses.

(iii) The execution and delivery of this Agreement by the Employee does not conflict with, or result in a breach of, or constitute a default under, any agreement or contract, whether oral or written, to which the Employee is a party or by which the Employee may be bound.

(iv) The Employee has no right, title or interest in any Inventions that relate to the Company Group’s business, or actual or demonstrably anticipated research or development of the Company Group.

9.  Specific Performance. The Employee acknowledges and agrees that this Agreement, including, without limitation, the restraints imposed upon him/her pursuant to Section 8 do not constitute an agreement by which the Employee is restrained from exercising a lawful profession, trade or business of any kind. The Employee acknowledges and agrees that any breach or anticipated or threatened breach of any of the Employee’s covenants contained in Section 8 will result in irreparable harm and continuing damages to the Company Group and its business and that the Company Group’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company Group at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company Group posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Employee from disclosing, in whole or part, any Confidential Information. The Employee acknowledges the truthfulness of all factual statements in this Agreement and agrees that he/she is estopped from and will not make any factual statement in any proceedings that is contrary to any covenants of this Agreement or any part thereof. The Parties also agree that the prevailing Party shall be entitled to reimbursement for costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in successfully enforcing or defending, as the case may be, such covenants.

10.  Notices. All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, or by email, or by certified or registered mail, return receipt requested, postage prepaid, or given by a nationally recognized courier service providing for proof of delivery to the following persons at the following addresses, or to such other persons at such other addresses as any Party may request by notice in writing to the other Party to this Agreement:

If to Employee:          At the address set forth in the Employee’s personnel file

If to the Company:   Attn: CEO at Ground Floor, Enzyme Tech Park, #4 Building, Domlur Service Road, 13, HAL, Old Airport Road, Domlur 1st Stage, ISRO Colony Bengaluru, Karnataka 560071

11.  Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

12.  Assignment. The Employee acknowledges that the services to be rendered by him/her are unique and personal. Accordingly, while employed by the Company, the Employee may not assign any of his/her rights or delegate any of his/her duties or obligations under this Agreement without the prior written consent of the Board.

13.  Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the Parties and contains all of the agreements made between the Parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements (including the Prior Agreement), either oral or in writing, between the Parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Parties.

14.  Survival. The provisions of Sections 8, 9, 10, 17, 18 and this Section 14 of this Agreement shall survive the termination of Employee’s employment with the Company for any reason.

15.  Binding Effect. This Agreement shall inure to the benefit of, and may be enforced by, the Company Group, its subsidiaries, successors and assigns and shall be binding upon the Employee, Employee’s respective heirs, executors, administrators, devisees, legal representatives, successors and permitted assigns.

16.  Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

17.  Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by the internal law of the State of Delaware, USA, without giving effect to principles of conflicts of law.

18.  Dispute Resolution. Any dispute or controversy arising out of or relating to this Agreement shall be, subject to the jurisdiction of courts of State of Delaware alone. Notwithstanding the foregoing, nothing contained herein shall be deemed to prevent either Party from seeking and obtaining injunctive and equitable relief from any court of competent jurisdiction without the posting of any bond or other security.

19.  Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

20.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered on original, but which when taken together, shall constitute one agreement.

IN WITNESS HEREOF, the Parties have set their hand and seal as of the date first set forth above.

FOR THE COMPANY		FOR THE EMPLOYEE

By:	/s/ Gregory Bradford Moran	By:	/s/ Geiv Dubash
Name: Mr. Gregory Bradford Moran		Name: Geiv Dubash
Title: Chief Executive Officer		Date: December 22, 2023
Date: December 22, 2023

ANNEXURE A

1.   Gross Compensation. Your gross CTC including annual bonus would be up to USD 330,000 (Three Hundred Thirty Thousand USD Only) per annum including annual performance bonus USD 16,500 (Sixteen Thousand Five Hundred USD only). The annual performance bonus will be paid in 2 equal tranches in October and March respectively, this is basis performance and prorated starting as of the Effective Date. The mentioned amounts will be converted into INR at the currency exchange rate applicable on the date of disbursement.

2.   You will be eligible for a one-time payment amount of USD 30,000 (Thirty Thousand USD Only) which will be paid on the Effective Date. The mentioned amount will be converted into INR at the currency exchange rate applicable on the date of disbursement.

3.   Subject to the approval of the compensation committee of the Holdings Board and approval of the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan by IOAC’s shareholders, Employee will be granted restricted stock units equal to 0.25% of the aggregate number of Holdings common shares issued and outstanding immediately after the Business Combination (after giving effect to the redemption). The RSUs will vest over three years, with one-half of the RSUs vesting on the first anniversary of the Closing Date and the remaining one-half of the RSUs vesting monthly thereafter, subject to Employee’s continued service with the Company through each vesting date.

4.   Expenses. The Company will reimburse all properly documented expenses reasonably related to the Employee’s performance of Employee’s duties hereunder in accordance with its standard policy.

5.   Benefits. The Employee’s entitlement to the benefit schemes of the Company shall be in accordance with the applicable law and as per Company policies in force from time to time. The Employee is entitled to join the benefit schemes of the Company, which may include health or other insurance packages, if the Company decides to offer these to its employees. The Employee understands that, if offered, the terms of these schemes may be changed from time to time by the Company and agrees to keep himself/herself informed of the same.